PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS FOURTH QUARTER 2018 RESULTS

DALLAS, TEXAS …February 27, 2019 … CompX International Inc. (NYSE American: CIX) announced today sales of $27.4 million for the fourth quarter of 2018 compared to $25.1 million in the same period of 2017.  Operating income was $2.9 million in the fourth quarter of 2018 compared to $2.7 million in the same period of 2017.  Net income was $2.7 million, or $0.22 per diluted share, for the fourth quarter of 2018 compared to $4.3 million, or $0.34 per diluted share, in the same period of 2017. Net income in the 2017 period includes the impact of a fourth quarter $1.9 million non-cash deferred income tax benefit ($0.15 per diluted share) related to the revaluation of the Company’s net deferred income tax liability resulting from the reduction in the U.S. federal corporate income tax rate enacted into law on December 22, 2017.

Net sales for the year ended December 31, 2018 were $118.2 million compared to $112.0 million in the previous year.  Operating income was $17.8 million for the year ended December 31, 2018 compared to $15.2 million for 2017.  Net income for the year ended December 31, 2018 was $15.3 million, or $1.23 per diluted share, compared to $13.2 million (including the 2017 tax benefit noted above), or $1.06 per diluted share, for the year ended December 31, 2017.

Net sales increased in the fourth quarter and for the full year of 2018 compared to the same periods in 2017 primarily due to higher Marine Component sales volumes to manufacturers of ski/wakeboard boats and larger center-console boats, and to a lesser extent higher Security Products sales to certain markets, particularly transportation and office furniture. Operating income for the fourth quarter of 2018 was comparable to the fourth quarter of 2017.  For the full year of 2018, operating income increased over 2017 primarily due to improved fixed cost leverage facilitated by higher production volumes for each of our business segments.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 550 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•	General global economic and political conditions that introduce instability into the U.S. economy (such as changes in the level of gross domestic product in various regions of the world),
•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.
* * * * *

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2018	2017	2018
	(Unaudited)

Net sales	$25.1	$27.4	$112.0	$118.2
Cost of goods sold	17.7	19.5	77.2	79.9
Gross profit	7.4	7.9	34.8	38.3
Selling, general and administrative expense	4.7	5.0	19.6	20.5
Operating income	2.7	2.9	15.2	17.8
Interest income	0.6	0.8	2.0	2.7
Income before taxes	3.3	3.7	17.2	20.5
Provision for income taxes (benefit)	(1.0)	1.0	4.0	5.2
Net income	$4.3	$2.7	$13.2	$15.3

Basic and diluted net income
per common share	$0.34	$0.22	$1.06	$1.23

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2017	2018
Assets

Current assets:
Cash and equivalents	$29.7	$45.4
Accounts receivable, net	10.4	12.1
Inventories, net	15.4	17.1
Prepaid expenses and other	0.9	1.7
Total current assets	56.4	76.3

Note receivable from affiliate	38.2	34.0
Goodwill	23.7	23.7
Net property and equipment	32.1	31.8
Other noncurrent	0.6	0.6

Total assets	$151.0	$166.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$10.8	$12.5
Income taxes	0.5	1.2
Total current liabilities	11.3	13.7

Deferred income taxes	3.1	3.2
Stockholders’ equity	136.6	149.5

Total liabilities and stockholders’ equity	$151.0	$166.4